Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-106867) and related Prospectus of HealthTronics Surgical Services, Inc. for the registration of 800,000 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 2004, except for Note 23 as to which the date is March 5, 2004, with respect to the consolidated financial statements and schedule of HealthTronics Surgical Services, Inc. included in its Annual Report Form (10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 5, 2004